SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 14, 2003

Date of report (Date of earliest event reported)

Valentis, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22987	94-3156660
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

863A Mitten Road, Burlingame, California 94010
(Address of principal executive offices) (Zip Code)

(650) 697-1900
(Registrant’s telephone number, including area code)

Item 5.    Other Events.

Our Common Stock is currently trading on The Nasdaq SmallCap Market under an exception granted by the Nasdaq Listing Qualifications Panel (the "Panel").  That exception requires us to, among other things, on or before February 14, 2003, make a public filing with the Securities and Exchange Commission evidencing stockholders' equity of at least $7,000,000, including a balance sheet no older than 45 days, with pro forma adjustments.  This filing is being made to comply with that requirement.

In January 2003, we received stockholder approval for, and completed, our proposed capital restructuring.  Specifically, we effected the conversion of all outstanding shares of our Series A Convertible Redeemable Preferred Stock into Common Stock and, immediately thereafter, effected a reverse stock split of our Common Stock at a ratio of one-for-thirty.  These transactions resulted in a decrease in mezzanine debt, an increase in stockholders' equity and a decrease in the number of shares of common stock outstanding, as reflected in the Company's Pro Forma Financial Statements.

Item 7.    Financial Statements and Exhibits

                (b)           Pro Forma Financial Information

(1)	Introduction to Pro Forma Condensed Consolidated Financial Statements

(2)	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2002

(3)	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended June 30, 2002

(4)	Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended December 31, 2002

(5)	Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Valentis, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction

The unaudited pro forma condensed consolidated financial statements are presented to reflect the conversion of all outstanding shares of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”) into common stock and the one for thirty reverse stock split of the Company’s outstanding common stock, pursuant to which each outstanding share of common stock automatically converted into one-thirtieth of a share of common stock.  Both actions were approved by the Company’s common stockholders on January 23, 2003 and were effected on January 24, 2003.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of future operations.  These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended June 30, 2002 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, filed with the Securities and Exchange Commission.

The unaudited pro forma condensed consolidated balance sheet at December 31, 2002 has been prepared as if the conversion of Series A Preferred Stock into common stock and the reverse stock split of outstanding common stock had taken place on that date.  The unaudited pro forma condensed consolidated statement of operations for the six months ended December 31, 2002 has been prepared as if the conversion of Series A Preferred Stock into common stock and the reverse stock split of outstanding common stock had taken place on July 1, 2002. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2002 has been prepared as if the conversion of Series A Preferred Stock into common stock and the reverse stock split of outstanding common stock had taken place on July 1, 2001.

Valentis, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2002

(in thousands)

		Pro Forma		Pro Forma
	Historical	Adjustments		As Adjusted
	(unaudited)
(a) ASSETS

Current assets:
Cash and cash equivalents	$8,295	$—		$8,295
Short-term investments	—	—		—
Other receivables	9	—		9
Prepaid expenses and other current assets	912	—		912
Total current assets	9,216	—		9,216
Property and equipment, net	2,564	—		2,564
Goodwill	409	—		409
Other assets	54	—		54
Total assets	$12,243	$—		$12,243

LIABILITIES AND STOCKHOLDERS’ EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
Accounts payable	$122	$—		$122
Accrued compensation	550	—		550
Accrued clinical trial costs	1,483	—		1,483
Accrued restructuring charges	73	—		73
Other accrued liabilities	1,619	(449	)(a)	1,170
Deferred revenue	1,114	—		1,114
Current portion of long-term debt	89	—		89
Total current liabilities	5,050	(449)		4,601
Commitments
Series A redeemable convertible preferred stock	27,116	(27,116	)(b)	—
Stockholders’ equity (net capital deficiency):
Common stock	37	(31	)(a)(b)(c)	6
Additional paid-in capital	182,552	27,596	(a)(b)(c)	210,148
Accumulated other comprehensive income (loss)	(519)	—		(519)
Accumulated deficit	(201,993)	—		(201,993)
Total stockholders’ equity (net capital deficiency)	(19,923)	27,565		7,642
Total Liabilities and stockholders’ equity (net capital deficiency)	$12,243	$—		$12,243

See accompanying notes.

Valentis, Inc.

Unaudited Pro Forma Consolidated Statements Of Operations

(in thousands, except share and per share amounts)

	Year ended June 30, 2002
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted

Collaborative research and development revenue	$3,820	$—		$3,820
Research and development grant revenue	17	—		17
Total revenue	3,837	—		3,837
Operating expenses:

Research and development	23,738	—		23,738
General and administrative	7,853	—		7,853
Restructuring Charges	1,812	—		1,812
Amortization of goodwill and other acquired intangible assets	4,914	—		4,914

Total operating expenses	38,317	—		38,317

Loss from operations	(34,480)	—		(34,480)

Interest income	999	—		999
Interest expense and other	391	—		391
Net loss	$(33,090)	—		$(33,090)

Deemed dividend	(2,590)	2,590	(d)	—
Dividends on convertible preferred stock	(1,557)	1,557	(e)	—
Net loss applicable to common stockholders	$(37,237)	$4,147		$(33,090)

Basic and diluted net loss per common share	$(1.12)			$(6.10)

Shares used in computing basic and diluted net loss per common share	33,259	(27,831	(f)	5,428

See accompanying notes.

Valentis, Inc.

Unaudited Pro Forma Consolidated Statements Of Operations

(in thousands, except share and per share amounts)

	Six Months Ended December 31, 2002
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
	(unaudited)

License and other revenue	$1,595	$—		$1,595
Total revenue	1,595	—		1,595
Operating expenses:
Research and development	5,531	—		5,531
General and administrative	5,483	—		5,483
Restructuring charges	832	—		832
Total operating expenses	11,846	—		11,846
Loss from operations	(10,251)	—		(10,251)

Interest income	87	—		87
Interest expense and other, net	381	—		381

Net loss	(9,783)	—		(9,783)

Deemed dividend	(1,288)	1,288	(d)	—
Dividends on convertible preferred stock	(770)	770	(e)	—
Net loss applicable to common stockholders	$(11,841)	$2,058		$(9,783)

Basic and diluted net loss per common share	$(0.32)			$(1.80)

Shares used in computing basic and diluted net loss per common share	36,844	(31,396	(f)	5,448

See accompanying notes.

Valentis, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

In January 2003, we received stockholder approval for, and completed, our proposed capital restructuring. Specifically, we effected the conversion of all outstanding shares of our Series A Convertible Redeemable Preferred Stock into common stock and, immediately thereafter, effected a reverse stock split of our common stock at a ratio of one-for-thirty.

The conversion and reverse stock split were approved by the holders of the Company’s common stock at the Company’s Annual Meeting of Stockholders held on January 23, 2003. At the Annual Meeting, the stockholders approved the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which provided for the following: (i) an increase in the authorized shares of common stock from 65 million to 190 million; (ii) the elimination of all redemption rights of the Series A Preferred Stock; (iii) an adjustment of the conversion price of the Series A Preferred Stock from $9.00 to $0.242 (these conversion prices do not reflect the impact of the one-for-thirty reverse stock split); (iv) the automatic conversion into common stock of all outstanding shares of Series A Preferred Stock (plus accrued and unpaid dividends and arrearage interest on unpaid dividends) on the filing date of the Restated Certificate; and (v) a reverse stock split of the Company’s outstanding common stock on the filing date of the Restated Certificate, in the range of 1:5 to 1:40, as determined at the discretion of the Board of Directors of the Company.  The Board of Directors subsequently authorized a one-for-thirty reverse stock split whereby each outstanding share of common stock automatically converted into one-thirtieth of a share of common stock.  The Restated Certificate was previously approved by Company’s Board of Directors and the holders of the Company’s Series A Preferred Stock

The Company filed the Restated Certificate on January 24, 2003, and the conversion of Series A Preferred Stock and the reverse stock split occurred on the same day. As a result of the conversion of the Series A Preferred Stock (and the payment of accrued and unpaid dividends and arrearage interest on unpaid dividends), the Company issued 129,778,535 shares of common stock (or approximately 4.3 million shares after giving effect to the reverse stock split). As a result of the reverse stock split, the number of shares of common stock outstanding was reduced from approximately 166.7 million to 5.6 million. In lieu of fractional shares of common stock, stockholders received a cash payment based on the closing price of the common stock on January 23, 2002 of $0.18 per share (prior to the reverse stock split). The par value of the common stock remains at $.001 per share.

Pro forma adjustments:

(a)

To reflect the issuance of 2,143,994 shares of the Company’s common stock, at a price of $0.21 per share (the average of closing prices for the twenty days prior to December 31, 2002), to holders of the Series A Preferred Stock as payments of accrued and unpaid dividends (both the share and per share amounts do not reflect the effect of the reverse stock split). The pro forma adjustments reflect the satisfaction of $449,000 of accrued dividends payable included in other accrued liabilities, and a $2,000 increase in common stock, and a $447,000 increase in additional paid-in capital to reflect the shares issued.

(b)

To reflect the conversion of 30,800 shares of the Series A Preferred Stock, stated value of $1,000 per share, into 127,272,727 shares of common stock, at a conversion price of $0.242 per share (both the share and per share amounts do not reflect the effect of the reverse stock split). The pro forma adjustment of $27,116,000 to series A redeemable convertible preferred stock excludes the impact of a $3,684,000 deemed dividend representing the remaining discount, beneficial conversion feature and issuance costs related to the Series A Preferred Stock. The pro forma adjustments to the common stock and the additional paid-in capital accounts were $127,000 and $26,989,000, respectively.

(c)

To reflect the 1-for-30 reverse stock split of 166,320,300 shares of outstanding common stock, which included 129,416,721 shares of common stock issued for the conversion of Series A Preferred Stock and payments of accrued and unpaid dividends, into 5,544,010 shares of common stock.  The par value of $0.001 per share of common stock remained unchanged as a result of the actions taken in January 2003 discussed above. The pro forma adjustments resulted in a decrease of $160,000 in common stock and an increase of $160,000 in additional paid-in capital.

(d)

To reflect the elimination of the deemed dividends related to the Series A Preferred Stock.  For the year ended June 30, 2002 and the six months ended December 31, 2002, the pro forma adjustments were $2,590,000 and $1,288,000, respectively.

(e)

To reflect the elimination of dividend payments that had been made to Series A Preferred Stock holders since the beginning of the fiscal year on July 1, 2001. For the year ended June 30, 2002 and the six months ended December 31, 2002, the pro forma adjustments were $1,557,000 and $770,000, respectively.

(f)	To reflect the effect of the issuance of common stock discussed in Note (a), the conversion of Series A Preferred Stock into common stock discussed in Note (b), and the 1-for-30 reverse stock split.

(g)

The pro forma adjustments exclude non-recurring adjustments aggregating $25,977,000 associated with the conversion of Series A Preferred Stock into common stock. Approximately $3,684,000 of this amount represents the unaccreted balance of discount, beneficial conversion, and issuance costs related to the Series A Preferred Stock.  Approximately $22,293,000 represents an adjustment to the loss applicable to common stockholders arising from the excess of the fair value of the common stock issued to the Series A Preferred Stock holders over the fair value of the common stock issuable pursuant to the original conversion terms. The $25,977,000 will be reflected in the financial statements for the period ending March 31, 2003, which is the period in which the conversion of the Series A Preferred stock is complete.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 14, 2003

VALENTIS, INC.

By:	/s/ Benjamin F. McGraw III, Pharm. D.
Benjamin F. McGraw III, Pharm. D.
President and Chief Executive Officer